EXHIBIT 10.4
SEPARATION AGREEMENT AND MUTUAL RELEASES
          This Separation Agreement (“Agreement”) is between Orion Energy Systems Ltd., a Wisconsin corporation (“Orion”) and James Prange (“Prange”).
     1. Background. Orion ended Prange’s employment with it, effective March 12, 2007. Both Prange and Orion desire an amicable separation and to fully and finally compromise and settle any differences that may exist between them on the terms set forth in this Agreement.
     2. Employment Termination. Prange understands that his employment with Orion ended effective March 12, 2007, based on reasons that have been explained to him. Orion does not generally provide severance pay or benefits of any sort to employees when it terminates their employment. However, subject to the terms and conditions of this Agreement, Orion is willing to provide the benefits and consideration specified in paragraph 3 below in return for Prange’s execution of this Agreement, it becoming effective (see paragraph 19), and his continued compliance with each of the covenants in this Agreement, including those regarding confidentiality, non-competition, and non-solicitation.
     3. Consideration. In return for the execution of this Agreement, it becoming effective (see paragraph 19), and Prange honoring all of its terms, Orion will provide/do the following:
     a. Allegedly Unpaid Back Pay And Compensation. Within 10 business days of the date on which this Agreement becomes effective (see paragraph 19), Orion shall pay to Prange the sum of Forty Thousand, Three Hundred, Six dollars and One cent ($40,306.01) in allegedly owed back pay and compensation, less applicable withholding and deductions. Prange specifically acknowledges that the payment of the amount specified in this subparagraph is the full and complete amount of back pay and compensation allegedly owed to him. This payment shall be made payable to the “Johns, Flaherty & Collins, S.C. Trust Account” and mailed to Prange’s attorney, Thomas H. Taylor.
     b. Reimbursement of Allegedly Owed Employee Business Expenses. Within 10 business days of the date on which this Agreement becomes effective (see paragraph 19), Orion shall pay to Prange the sum of Seven Thousand, Seven Hundred, Twenty-five dollars and Fifty-six cents ($7,725.56) for allegedly owed business expenses incurred by Prange during the course of his employment. Prange specifically acknowledges that the payment of the amount specified in this subparagraph is the full and complete amount allegedly owed to him for reimbursement of business expenses incurred by him during his employment. This payment shall be made payable to the “Johns, Flaherty & Collins, S.C. Trust Account” and mailed to Prange’s attorney, Thomas H. Taylor.
     c. Stock Options.
     i. Stock Options Fully Vested. If this Agreement becomes effective (see paragraph 19), Orion shall amend Prange’s Stock Option Agreement such that Prange’s rights and interests in Two Hundred Twenty Thousand, Two Hundred Twenty-Two (220,222) Orion common stock options shall be treated as having fully vested as of March 11, 2007.

     ii. Exercise of A Portion of Stock Options. If this Agreement becomes effective (see paragraph 19), Orion shall amend Prange’s Stock Option Agreement such that Forty-eight Thousand (48,000) of Prange’s fully-vested common stock options may be exercised by Prange at a strike price of Sixty-eight and Three-quarters cents ($0.6875) per share at any time within Ninety (90) days of the date on which this Agreement becomes effective (see paragraph 19). Once exercised, Prange may do whatever he wishes with the common stock so acquired.
     iii. Identification of Interested Purchaser. If this Agreement becomes effective (see paragraph 19), then within 5 business days of the date on which this Agreement becomes effective, Orion shall provide him with the identity of a party willing to purchase all Forty-Eight Thousand (48,000) shares of common stock at a price not less than Three dollars and no cents ($3.00) per share. The identification shall include a firm commitment from the party so identified to purchase the shares of common stock at a price not less than the amount specified in this subparagraph.
Prange specifically acknowledges receipt of information from Orion sufficient to allow him to determine the current fair market value of the common stock referred to in this subparagraph, and that he has had the opportunity to request any additional information he deems necessary or appropriate in connection with making such a determination. Prange further acknowledges that he is not under any obligation to sell any of his Forty-Eight Thousand (48,000) shares of common stock to the potential purchaser identified by Orion pursuant to this subparagraph, and that he may sell any of his shares of common stock to any person he deems appropriate for whatever price he may negotiate.
     iv. Exercise of Remaining Stock Options. So long as Prange honors and continues to honor all of his obligations in this Agreement, and only after the effective date of this Agreement (see paragraph 19), Orion shall amend Prange’s Stock Option Agreement in order to allow Prange to exercise his rights and interests in the remaining One Hundred Seventy-two Thousand, Two Hundred, Twenty-Two (172,222) Orion common stock options at a strike price of Sixty-Eight and Three-Quarters cents ($0.6875) per share as follows:
     A. Except as otherwise provided in subparagraph 3.c.iv.B. below, Prange shall be allowed to exercise his rights and interests in the remaining One Hundred Seventy-Two Thousand, Two Hundred, Twenty-Two (172,222) Orion common stock options during a ninety (90)-day period (the “Stock Option Exercise Period”) commencing on March 12, 2009 and expiring at 5:00 p.m. on June 10, 2009, subject to the limitation that all common stock options not exercised within the Stock Option Exercise Period shall expire at the end of such period. Except as otherwise provided in subparagraph 3.c.iv.B. below, under no circumstances shall Prange be permitted to exercise such remaining common stock options prior to the commencement of the Stock Option Exercise Period.

     B. In the event of an Initial Public Offering by Orion prior to March 12, 2009, Prange shall be allowed to exercise his rights and interests in Seventeen Thousand, Two Hundred and Twenty-Two (17,222) Orion common stock options during the ninety (90)-day period commencing with Orion’s issuance and sale of common or preferred stock pursuant to the Initial Public Offering. If Prange should exercise any of the Orion common stock options referenced in this subparagraph, the amount of Orion common stock options available for exercise pursuant to subparagraph 3.c.iv.A. above shall be reduced by the number of Orion common stock options exercised under this subparagraph. All common stock options not exercised within the ninety (90)-day period commencing with Orion’s issuance and sale of common or preferred stock pursuant to the Initial Public Offering under this subparagraph shall still be available for exercise consistent with subparagraph 3.c.iv.A. above.
     d. Unemployment Compensation. Orion shall not challenge any claim by Prange for unemployment compensation benefits.
     4. Acknowledgement. Prange understands that the benefits provided in paragraph 3 will not be provided unless (a) he accepts this Agreement, (b) it becomes effective (see paragraph 19), and (c) he continues to comply with all of the applicable terms of this Agreement.
     5. Restrictive Covenants.
     a. Non-competition. Prange agrees that, for a period of twenty-four (24) months after the date on which his employment ended, he will not, anywhere in the United States, on his own behalf or for another person, business or organization, provide services of the same nature that he provided while employed by Orion to any Orion Competitor. “Competitor” means Cooper Lighting, Ruud Lighting, GE Lighting Systems, Lithonia Lighting, an Acuity Brands Company or any other person, business or organization that is engaged in the business of, or makes money from:
     i. designing, developing, manufacturing or selling application-specific high performance lighting systems for use in industrial, warehouse, retail, commercial, institutional, agricultural and/or healthcare environments, or controls, technologies and/or products related thereto, including the “Light Pipe” or similar technology, and the Tridium control systems or similar technology (hereafter referred to collectively as “Competing Products”), or
     ii. providing energy management services or project financing related to such Competing Products, controls or technologies, including project management or installation services, emissions offset trading or consulting services, or energy capacity and/or usage trading or consulting services, for use in industrial, warehouse, retail, commercial, institutional, agricultural and/or healthcare environments (hereafter referred to as “Competing Services”).
     b. No Solicitation. Prange agrees that for a period of twenty-four (24) months after the date on which his employment ended, he will not initiate contact in order to induce, solicit, or encourage a client, customer, reseller or shareholder of Orion or Orion products or services with whom Prange had direct contact, during the 12-month period prior to the end of his employment, to purchase Competing Products or Competing Services from an Orion Competitor or to invest in an Orion Competitor. Additionally, Prange agrees that, for a twenty-four (24) month period after the date on which his employment ended, he will not initiate contact in order to induce, solicit, or encourage any person to leave Orion’s employ. Nothing in this paragraph is meant to, nor does it, prohibit an employee of Orion that is not a party to this Agreement from becoming employed by another organization or person.
     6. Release. Prange understands and agrees that his acceptance of this Agreement means that, except as stated in paragraph 9, he is forever waiving and giving up any and all claims he may have, whether known or unknown, against Orion, its subsidiaries, and related companies, their employees and agents for any personal monetary relief for himself, benefits or remedies that are based on any act or failure to act that occurred before he signed this Agreement. He understand that this release and waiver of claims includes claims relating to his employment and the termination of his employment; any Orion policy, practice, contract or agreement; any tort or personal injury; any policies, practices, laws or agreements governing the payment of wages, commissions or other compensation; any laws governing employment discrimination including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Wisconsin Fair Employment Act and/or any state or local laws; any laws governing whistle blowing or retaliation, including but not limited to, the Sarbanes-Oxley Act; any laws or agreements that provide for punitive, exemplary or statutory damages; and any laws or agreements that provide for payment of attorney fees, costs or expenses.
     7. No Disparagement. Prange agrees not to make critical, negative or disparaging remarks about Orion, its services, its products, its employees, officers, directors, shareholders, investors or agents to any other person, business or organization. He also agrees not to disclose personal or private information about Orion or its employees, officers or directors, agents or clients to any other person, business or organization. Prange understands that Orion is relying upon Prange’s promises in this Agreement, including this paragraph, in agreeing to provide the benefits outlined in subparagraph paragraph 3.c. above. Orion similarly agrees not to make any critical, negative or disparaging remarks about Prange to any other person, business or organization.
     8. Future Employment. Prange agrees that he is not now or hereafter entitled to employment or reemployment with Orion and he agrees not to knowingly seek such employment, whether directly on his own or through an employment agency. Prange further agrees and acknowledges that should he apply for any position in contradiction of this paragraph, Orion may completely ignore such application and fail to consider it based on this paragraph.
     9. Claims Not Waived. Prange understands that this Agreement does not waive any claims that he may have: (a) for compensation for illness or injury or medical expenses under any worker’s compensation statute; (b) for benefits under any plan currently maintained by Orion that provides for retirement benefits; (c) under any law or any policy or plan currently maintained by Orion that provides health insurance continuation or conversion rights; or (d) any claim that by law cannot be released or waived.

     10. Government Cooperation. Nothing in this Agreement prohibits Prange from cooperating with any government agency.
     11. Confidentiality/Non-Disclosure. Prange agrees that Orion is a private corporation whose stock is not publicly held. Information about its financing (debt and equity), financial performance, stock valuation, capital structure, revenues, expenses, profits, ownership, investors, business strategies, financial strategies, sales and marketing strategies, management salaries and compensation, consultants and consultant relationships (current and former), customers and customer relationships (current and former), shareholder and shareholder relationships (current and former), suppliers and supplier relationships (current and former), products, services, engineering and manufacturing, research and development, computer systems, training materials, business strategies and plans, including financial, marketing, sales and other matters, and other information stamped, marked or kept as confidential information is considered private and confidential by Orion (“Confidential Information”). Prange further agrees to not use or disclose any Confidential Information without Orion’s prior written consent. Nothing in this provision is intended to, nor shall it, restrict Prange from any employment opportunities or employment with another. Future employment restrictions are provided in paragraph 5.a. above.
          In addition, Prange agrees that the existence and terms of this Agreement are not to be disclosed to anyone other than his attorneys, tax advisors, or immediate family, except as required by law, and that whenever disclosure is made, Prange will advise such persons to whom disclosure is provided that they may not disclose the existence or terms of this Agreement to others except as required by law. However, Prange may be required to share the terms of the restrictive covenants in paragraphs 5.a. and 5.b. with a future employer as Orion requests or instructs, and in such case, such disclosure shall be permitted.
     12. Trade Secret Law Unaffected. Prange agrees and understands that this Agreement does not reduce his obligations to comply with applicable laws relating to trade secrets, confidential information or unfair competition.
     13. No Admission of Liability or Wrongdoing. Nothing in this Agreement shall be construed or represented by either party to be an admission of liability or wrongdoing by either party. Any and all allegations of liability or wrongdoing are expressly denied by each party. Nor is anything in this Agreement meant to suggest that Orion has violated any law or contract or that Prange has any claim against Orion.
     14. Voluntary Agreement. Prange acknowledges and states that he has entered into this Agreement knowingly and voluntarily.
     15. Consulting An Attorney. Prange acknowledges that Orion has told him that he should consult an attorney of his own choice about this Agreement and every matter that it covers before signing this Agreement. Prange further acknowledges that he has consulted Attorney Thomas H. Taylor of Johns, Flaherty & Collins, S.C. regarding the terms of this Agreement and every matter that it covers.
     16. Obligation to Pay Attorney Fees and Costs. Prange understands and agrees that if he violates the commitments he has made in this Agreement, Orion may seek to recover any payments and/or benefits provided in this Agreement and that, except as provided in paragraph 17, he will be responsible for paying the actual attorney fees and costs incurred by Orion in enforcing this Agreement or in defending a claim released by paragraph 6.
     17. Exception to Attorney Fees Obligation. The obligation to pay Orion’s attorney fees and costs does not apply to an action by Prange regarding the validity of this Agreement under the ADEA.
     18. Complete Agreement. Prange understands and agrees that this document contains the entire agreement between he and Orion relating to his employment and the termination of his employment, that this Agreement supersedes and displaces any prior agreements and discussions relating to such matters and that he may not rely on any such prior agreements or discussions.
     19. Effective Date and Revocation. This Agreement shall not be effective until seven days after Prange signs it and returns it to Orion’s attorney — Daniel A. Kaplan of Foley & Lardner LLP. During that seven-day period Prange may revoke his acceptance of this Agreement by delivering to Kaplan a written statement stating he wishes to revoke this Agreement or not be bound by it.
     20. Severability. Paragraphs 5.a., 5.b., 11, or 24 of this Agreement shall be considered separate and independent from the other paragraphs of this Agreement (as well as separate and independent of each other) and no invalidity of any one of those paragraphs shall affect any other paragraph or provision of this Agreement.
     21. Final and Binding Effect. Prange understands that if this Agreement becomes effective it will have a final and binding effect and that by signing and not timely revoking this Agreement he may be giving up legal rights.
     22. Return of Property. Prange represents and warrants that he has an obligation and agrees to return and has returned all Orion property. This includes all files, working papers and notes, memoranda, documents, records, including customer and client and potential customer and client business cards and information, credit cards, keys and key cards, computers, laptops, personal digital assistants, cellular telephones, Blackberry devices or similar instruments, printers, other equipment of any sort, badges, vehicles, and any other property of Orion. In addition, to the extent he has not already done so, Prange agrees to provide any and all access codes or passwords necessary to gain access to any computer, program or other equipment that belongs to Orion or is maintained by Orion or on Orion property. Further, he acknowledges an obligation and agrees not to destroy, delete or disable any Orion property, including items, files and materials on computers and laptops.
     23. Future Cooperation. Prange agrees to cooperate with Orion in the future and to provide to Orion with answers to questions and truthful information, testimony or affidavits requested in connection with any matter that arose during his employment. This cooperation may be performed at reasonable times and places and in a manner as to not interfere with any other employment Prange may have at the time of request. Orion agrees to reimburse Prange for expenses incurred in providing such cooperation, so long as such expenses are approved in advance by Orion.

     24. No Contact. Prange agrees that for a period of twenty-four (24) months after the date on which his employment ended, he will not initiate contact with any client, customer, reseller or shareholder of Orion or Orion products or services for the purpose of circumventing any obligation, restriction or covenant in this Agreement.
     25. Representations. By signing this Agreement Prange represents that he has read this entire document and understands all of its terms.
     26. 21-Day Consideration Period. Prange may consider whether to sign and accept this Agreement for a period of twenty-one days (21) from the day he received it. If this Agreement is not signed, dated and returned to Kaplan within twenty-two (22) days, the offer of benefits described in paragraph 3.c. will no longer be available.
          Date Agreement was given to Prange: June 29, 2007.

ACCEPTED:		ACCEPTED:

Orion Energy Systems, Ltd.

/s/ James Prange

James Prange		By:	/s/ Neal Verfuerth

Dated:	July 5, 2007	Name:	Neal Verfuerth
		Title:	President

Reviewed and Approved as to Form:	Reveiwed and Approved as to Form

Johns, Flaherty & Collins, S.C.	Foley & Lardner LLP

/s/ Thomas H. Taylor	/s/ Danial A. Kaplan

Thomas H. Taylor, Esq.	Daniel A. Kaplan, Esq.
Attorneys for James Prange	Attorneys for Orion Energy Systems, Ltd.

Dated: July 10, 2007	Dated: July 11, 2007